Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1/A Amendment 2 of reAlpha Tech Corp. and Subsidiaries (the “Company”) of our report dated April 2, 2025, except for Note 10 and 11, as to which the date is May 13, 2025, with respect to our audits of the consolidated financial statements of reAlpha Tech Corp. and Subsidiaries as of December 31, 2024 and 2023 and for the year ended December 31, 2024, the eight-month period ended December 31, 2023 and the year ended April 30, 2023, which report appears by reference in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We further consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ GBQ Partners LLC
Columbus, Ohio
July 16, 2025